Exhibit 99.1

United Fire Group, Inc. reports first quarter 2025 results

First quarter net income of $0.67 per diluted share
and adjusted operating income of $0.70 per diluted share

First quarter 2025 highlights compared to first quarter 2024, unless otherwise noted:(1)
•Net income increased 31% to $17.7 million.
•Net investment income increased 44% to $23.5 million.
•Combined ratio increased 0.5 points to 99.4%; composed of an underlying loss ratio of 56.5%, catastrophe loss ratio of 5.0%, no prior year reserve development, and underwriting expense ratio of 37.9%.
•Underlying combined ratio increased 0.1 points to 94.4%.
•Net written premium(2) increased 4% to $335.4 million.
•Book value per share increased $1.33 to $32.13 as of March 31, 2025, compared to December 31, 2024.
•Adjusted book value per share increased $0.52 to $34.16 as of March 31, 2025, compared to December 31, 2024.

CEDAR RAPIDS, IOWA, May 6, 2025 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the three-month period ended March 31, 2025, with net income increasing 31% over the prior year to $17.7 million ($0.67 per diluted share) and adjusted operating income increasing 27% over the prior year to $18.3 million ($0.70 per diluted share).

In the first quarter, net written premium grew 4% to a record $335.4 million. The combined ratio increased 0.5 points to 99.4% compared to the prior year. The underlying loss ratio improved 2.9 points over the prior year to 56.5%. The catastrophe loss ratio increased 0.4 points to 5.0% and included 2.6 points of impact from the California wildfires. The underwriting expense ratio increased 3 points to 37.9% and included additional costs associated with the final stages of development of a new policy administration system. Net investment income increased 44% to $23 million with a strong increase in fixed maturity income and improved limited partnership valuations.

Core commercial renewal premiums increased 11.7% in the first quarter. Rates increased 9.7% and continued to exceed loss cost trends. Momentum continued to build in general liability and umbrella lines with some moderation in property and automobile compared to prior quarter.

“Overall, I am pleased with our performance in the first quarter as we delivered our third consecutive quarterly underwriting profit despite elevated industry catastrophe losses and an increased expense ratio,” said UFG President and CEO Kevin Leidwinger.

“While net written premium increased to a record of $335 million, our growth this quarter was not entirely reflective of the disciplined pricing, stable retention and increased new business production we experienced across the portfolio as a few unusual ceded reinsurance premium adjustments reduced net written premium growth by 3 points. We are building positive momentum with our distribution partners by deepening relationships, demonstrating underwriting expertise and delivering responsive service, each of which has provided us with access to greater opportunities.

“In addition, I am satisfied with the improvement in the underlying loss ratio resulting from earned rate achievement, lower frequency and our ongoing focus on data-informed portfolio management.

“Finally, our investment portfolio grew net investment income 44% in the first quarter, with sustainable improvement in both fixed maturity income and higher average portfolio credit rating compared to a year ago.

“It was a promising start to the year and in the quarters ahead, we will continue to execute our strategic business plan for improved financial and operational performance throughout 2025.”

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended March 31,
(In thousands, except per share data)	2025	2024	Change %
Net earned premium	$308,411	$280,859	9.8%
Net written premium	335,376	321,271	4.4%

Combined ratio:
Net loss ratio	61.5%	64.0%	(2.5)%
Underwriting expense ratio	37.9%	34.9%	3.0%
Combined ratio	99.4%	98.9%	0.5%

Additional ratios:
Net loss ratio	61.5%	64.0%	(2.5)%
Catastrophes	5.0%	4.6%	0.4%
Reserve development	—%	—%	—%
Underlying loss ratio (non-GAAP)	56.5%	59.4%	(2.9)%
Underwriting expense ratio	37.9%	34.9%	3.0%
Underlying combined ratio (non-GAAP)	94.4%	94.3%	0.1%

Net investment income	$23,458	$16,342	44%
Net investment gains (losses)	(754)	(1,202)	(37)%
Net income (loss)	17,700	13,502	31%
Adjusted operating income (loss)	18,296	14,452	27%

Net income (loss) per diluted share	$0.67	$0.52	29%
Adjusted operating income (loss) per diluted share	0.70	0.56	25%

Return on equity(2)	8.9%	7.3%	1.6%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

First quarter 2025 results:
(All comparisons vs. first quarter 2024, unless noted otherwise)

Net written premium and net earned premium increased by 4% and 10%, respectively, led by core commercial, surety and assumed reinsurance business. Core commercial lines net written premium increased 6%, supported by increased pricing with an overall increase in average renewal premiums of 11.7%. Rate increases accounted for 9.7% while exposure increases contributed an additional 1.8%. Excluding the workers compensation line of business, the overall average increase in renewal premiums was 12.6%, with 10.8% from rate increases and 1.6% from exposure changes.

The combined ratio for the first quarter of 2025 was 99.4%, increasing 0.5 points from 98.9% driven by the following:
•The underlying loss ratio of 56.5% improved 2.9 points, reflecting overall continued favorable rate achievement and frequency trends.
•Catastrophe losses added 5.0 points to the combined ratio, an increase of 0.4 points and below the five-year historical average. The California wildfires represented 2.6 points of the overall impact for the quarter.
•Prior year reserve development, excluding catastrophe losses, was neutral for the first quarter of 2025.
•The underwriting expense ratio of 37.9% increased 3.0 points mainly driven by non-recurring expenses associated with the final stages of development of a new policy administration system.

Net investment income was $23.5 million for the first quarter of 2025, an increase of $7.1 million or 43.5%. Income from the fixed maturity portfolio increased by $6.0 million due to portfolio management actions during the year ended December 31, 2024, and investing at a higher interest rate. Income on other long-term investments increased $2.0 million driven by better returns in the first quarter of 2025. Dividends on equity securities decreased $0.3 million due to the strategic re-allocation from equity securities to fixed maturities in 2024, as described above.

Investment results
(Unaudited)	Three months ended March 31,
(In thousands)	2025	2024
Investment income:
Interest on fixed maturities	$21,124	$15,160
Dividends on equity securities	—	341
Income (loss) on other long-term investments	1,793	(242)
Other	3,619	3,898
Total investment income	$26,536	$19,157
Less investment expenses	3,078	2,815
Net investment income	$23,458	$16,342

Average yields on fixed income securities pre-tax(1)	4.34%	3.57%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	March 31, 2025	December 31, 2024

(In thousands)	(unaudited)
Invested assets	$2,165,536	$2,093,094
Cash	183,678	200,949
Total assets	3,528,264	3,488,469
Losses and loss settlement expenses	1,816,459	1,796,782
Total liabilities	2,710,602	2,706,938
Net unrealized investment gains (losses), after-tax	(51,702)	(72,241)
Total stockholders’ equity	817,662	781,531

Book value per share	$32.13	$30.80
Adjusted book value per share(1)	34.16	33.64
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $32.13, an increase of $1.33 per share, or 4.3%, from December 31, 2024. This increase is primarily related to an increase in net income and a decrease in unrealized investment losses on fixed maturity securities, partially offset with shareholder dividends during the three-month period ended March 31, 2025.

Capital management

During the first quarter of 2025, the company declared and paid a $0.16 per share cash dividend to shareholders of record as of March 7, 2025. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings call access information

An earnings call will be held at 10:00 a.m. CT on Wednesday, May 7, 2025, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s first quarter of 2025 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through May 14, 2025. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); conference ID no. 3846830.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=7fXL6O7k. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025. The risks identified in our 2024 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended March 31,
(In thousands)	2025	2024
Income statement data
Net income (loss)	$17,700	$13,502
Less: after-tax net investment gains (losses)	(596)	(950)
Adjusted operating income (loss)	$18,296	$14,452
Diluted earnings per share data
Net income (loss)	$0.67	$0.52
Less: after-tax net investment gains (losses)	(0.03)	(0.04)
Adjusted operating income (loss)	$0.70	$0.56

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior year impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)	As of
(In thousands)	March 31, 2025	December 31, 2024
Shareholders' equity	$817,662	$781,531
Less: Net unrealized investment gains (losses), net of tax	(51,702)	(72,241)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$869,364	$853,772

Common shares outstanding (basic)	25,447	25,378
Book value per share	$32.13	$30.80
Adjusted book value per share	34.16	33.64

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended March 31,
(In thousands)	2025	2024
Revenues
Net earned premium	$308,411	$280,859
Net investment income	23,458	16,342
Net investment gains (losses)	(754)	(1,202)
Total revenues	$331,115	$295,999

Benefits, losses and expenses
Losses and loss settlement expenses	$189,696	$179,646
Amortization of deferred policy acquisition costs	77,354	65,690
Other underwriting expenses	39,586	32,465
Interest expense	2,483	859
Other non-underwriting expenses	142	1,055
Total benefits, losses and expenses	$309,261	$279,715

Income (loss) before income taxes	$21,854	$16,284
Federal income tax expense (benefit)	4,154	2,782
Net income (loss)	$17,700	$13,502

Net written premium by line of business
(Unaudited)	Three months ended March 31,
(In thousands)	2025	2024
Net written premium(1)
Commercial lines:
Other liability(2)	$99,352	$89,862
Fire and allied lines(3)	64,955	70,653
Automobile	78,930	74,841
Workers’ compensation	18,989	17,080
Surety(4)	16,111	14,858
Miscellaneous	3,455	2,130
Total commercial lines	$281,792	$269,424

Personal lines:
Fire and allied lines(5)	$1,285	$4,876
Automobile	418	—
Miscellaneous	—	2
Total personal lines	$1,703	$4,878
Assumed reinsurance(6)	51,881	46,969
Total	$335,376	$321,271
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended March 31,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(In thousands, except ratios)	earned	expenses	loss	earned	expenses	loss
(Unaudited)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$89,139	$60,243	67.6%	$80,397	$62,022	77.1%
Fire and allied lines	62,420	32,020	51.3	62,410	35,620	57.1
Automobile	64,355	42,801	66.5	56,509	42,938	76.0
Workers’ compensation	14,157	9,757	68.9	12,427	6,218	50.0
Surety	15,731	4,375	27.8	14,904	3,558	23.9
Miscellaneous	3,420	2,060	60.2	1,567	842	53.7
Total commercial lines	$249,222	$151,256	60.7%	$228,214	$151,198	66.3%

Personal lines
Fire and allied lines	$1,260	$769	61.0%	$4,895	$3,734	76.3%
Automobile	796	508	63.8%	—	(9)	NM
Miscellaneous	1	(33)	NM	3	(38)	NM
Total personal lines	$2,057	$1,244	60.5%	$4,898	$3,687	75.3%
Assumed reinsurance	57,132	37,196	65.1	47,747	24,761	51.9
Total	$308,411	$189,696	61.5%	$280,859	$179,646	64.0%
NM = Not meaningful